                                                                     Exhibit 5.1


                                  May 15, 2000


T-NETIX, Inc.
67 Inverness Way, Suite 100
Englewood, Colorado 80112


Ladies and Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by T-NETIX, Inc. (the "Company") on or about May 17, 2000, with respect to the offer and sale of 2,575,000 shares of common stock, $0.01 par value, by certain selling shareholders named in the Registration Statement.

         We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.

         We consent to the use by the Company, in the Registration Statement, of our name and the statement with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                                            Sincerely yours,

                                            ROTHGERBER JOHNSON & LYONS LLP


                                            /s/ Rothgerber Johnson & Lyons LLP